Exhibit (h)(5)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF

Amplify Transformational Data Sharing ETF

Amplify Lithium & Battery Technology ETF

Amplify BlackSwan Growth & Treasury Core ETF

Amplify International Online Retail ETF

Amplify High Income ETF

Amplify Seymour Cannabis ETF

Amplify Pure Junior Gold Miners ETF

Amplify BlackSwan ISWN ETF

Amplify Cleaner Living ETF

Amplify Thematic All-Stars ETF

Amplify Digital & Online Trading ETF

Amplify BlackSwan Tech & Treasury ETF

Amplify Inflation Fighter ETF

Amplify Natural Resources Dividend Income ETF

Amplify International Enhanced Dividend Income ETF